Exhibit 10.80

CONSENT AND AGREEMENT

THIS CONSENT AND AGREEMENT, dated as of December 15, 2010 (this “Consent”), is by and among PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders whose signatures appear on the signature pages hereof and ROYAL BANK OF CANADA, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of July 29, 2009 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”; capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein);

WHEREAS, the Borrower has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 16, 2010, by and among Ivy Holdings Inc., a Delaware corporation (“Parent”) controlled by Leonard Green & Partners, L.P., Ivy Merger Sub Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Borrower, pursuant to which (a) Merger Sub will be merged with and into the Borrower with the Borrower continuing as the surviving corporation and (b) each issued and outstanding share of common stock of the Borrower, not owned directly or indirectly by Parent, Merger Sub or the Borrower and other than certain shares held by shareholders exercising dissenters rights, will be converted into the right to receive $8.50 in cash, without interest subject to certain withholding of taxes required by applicable law;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Borrower has requested that the Administrative Agent and the Required Lenders consent to certain amendments and grant certain waivers to the terms of the Credit Agreement;

WHEREAS, the Administrative Agent and the Required Lenders are willing to (i) make the amendments set forth below and (ii) waive certain provisions of the Credit Agreement (including the Specified Default (as defined below)), in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT

SECTION 1.1                 Consent. Notwithstanding the provisions of the Credit Agreement to the contrary, the Required Lenders and the Administrative Agent hereby (i) acknowledge and agree that this Consent shall constitute the notice required pursuant to Section 6.03(f) with respect to any redemption of the 2014 Notes made in connection with the Merger (the “Specified Redemption”), (ii) waive the requirements in Section 6.03(b) solely with respect to the Specified Redemption, (iii) waive the requirements in Section 7.13 solely with respect to the amended Organization Documents of the Borrower executed in connection with the consummation of the Merger and (iv) waive the default or Event of Default pursuant to Section 8.01(k) resulting from the consummation of the Merger (the “Specified Default”).

SECTION 1.2                 Amendments to the Credit Agreement.

(a)           Amended Defined Terms.  The following defined terms contained in Section 1.01 of the Credit Agreement are amended and restated in their entirety as follows:

“‘Brotman Credit Extension Period’ means any fiscal quarter during which loans to Brotman permitted by Section 7.03(i) in an aggregate principal amount in excess of $7,500,000 are at any time outstanding.”

“‘Change in Control’ means:

(a)           prior to an IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of (i) Voting Stock of Parent (or if all of the Equity Interests of Parent are owned by a Parent Company, Voting Stock of such Parent Company) representing more than 35% of the voting power of the total outstanding Voting Stock of Parent (or if all of the Equity Interests of Parent are owned by a Parent Company, Voting Stock of such Parent Company) and (ii) a greater percentage of the aggregate voting power of the total outstanding Voting Stock of Parent (or, if all of the Equity Interests of Parent are owned by a Parent Company, Voting Stock of such Parent Company) then Beneficially Owned by the Permitted Holders, unless the Sponsor has, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Parent (or the Parent Company, as applicable); or

(b)           upon and following an IPO, (i) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent, (ii) any Person, other than a Permitted Holder, shall otherwise obtain the power to control the election of a majority of the Board of Directors of Parent or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock of Parent (or if all of the Equity Interests of Parent are owned by a Parent Company, Voting Stock of such Parent Company) representing more than 35% of the voting power of the total outstanding Voting Stock of Parent (or if all of the Equity Interests of Parent are owned by a Parent Company, Voting Stock of such Parent Company).

For purposes of this definition, (i) neither any Person nor any group shall be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) for purposes of calculating the Voting Stock of which any person or group is the

Beneficial Owner, such beneficial ownership of Voting Stock shall not include any Voting Stock of which any Permitted Holder is the “beneficial owner.”

“‘Consolidated EBITDA’ means, at any date of determination, an amount equal to Consolidated Net Income of the Loan Parties and their Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense (iv) non-cash expenses arising from stock options issued to employees as provided in ordinary course compensation arrangements in accordance with FASB Statement 123R, (v) amortization of the original issue discount with respect to the 2014 Notes to the extent credited to reduce Consolidated Interest Charges as contemplated by the proviso in the determination thereof, (vi) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by Loan Parties and their Subsidiaries for such Measurement Period), (vii) costs, fees, bonus payments and expenses directly incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby (together with the payment by the Borrower of the fees and expenses referred to in Section 7.06(f)) in each case reasonably acceptable to the Administrative Agent (provided that the fees and expenses set forth in the estimate of fees in respect of the Merger distributed to the Administrative Agent prior to the Consent Effective Date shall be deemed acceptable to the Administrative Agent) and in an aggregate amount not in excess of $20,000,000 (provided that they are paid, accrued or reserved for within 365 days of the consummation of the Merger), (viii) any unusual or nonrecurring fees, charges and other expenses for such period; provided that amounts added back pursuant to this clause (viii) shall not exceed $6.0 million in aggregate in any four consecutive fiscal quarters; (ix) the amount of monitoring, consulting and advisory fees, expenses and other amounts paid or accrued in such period to (or on behalf of) Sponsor in connection with the provisions of management and advisory services to any of the Loan Parties, Parent or any Parent Company (including any termination fees payable in connection with the early termination of management and monitoring agreements) during such period; (x) non-cash expenses, charges and losses due to the effects of purchase accounting or other changes in accounting due to the Merger, as set forth in the Statement of Financial Accounting Standards 141(R), Business Combinations for such period, and (xi) costs and cash expenses incurred during such period in connection with casualty events to the extent such expenses are reimbursed in cash by insurance during such period, and such reimbursement is not included in consolidated net income, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (in each case of or by Loan Parties and their Subsidiaries for such Measurement Period), (iii) gains (or plus losses) from dispositions of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities); and (iv) extraordinary gains (or plus extraordinary losses) as defined under GAAP net of related tax effects included in the determination of Consolidated Net Income.  For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include, as of the first day of any applicable period, any acquisitions and Dispositions of assets permitted under this Agreement, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any such permitted acquisitions and asset dispositions consummated during such period calculated on a basis consistent with GAAP and Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.  For purposes of this Agreement and the calculation of Consolidated Leverage Ratio, Consolidated Total Leverage Ratio and Consolidated Fixed Charge Coverage Ratio, the add backs identified on Schedule 1.01(a) shall be permitted in the amounts and for the periods set forth on such Schedule to the extent deducted in calculating Consolidated Net Income.  For purposes of determining compliance with Section 7.11, any cash equity contribution to the Borrower by the Parent made during the last fiscal quarter of the applicable test period and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA (and if so requested, shall be deemed included only in the calculation of Consolidated EBITDA and not applied for any other purpose, including the payment of indebtedness, regardless of the actual application thereof) at the end of such fiscal quarter and applicable subsequent test periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (b) no more than two Specified Equity Contributions may be made prior to the Maturity Date, and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with Section 7.11.”

“‘Excluded Subsidiary’ means (i) any Immaterial Subsidiary, (ii) any Unrestricted Subsidiary, (iii) Nuestra Familia Medical Group (for so long as Nuestra Familia Medical Group is not wholly owned (directly or indirectly) by Borrower or is not precluded by contractual restrictions binding on it at the date of determination from becoming a Loan Party), (iv) AMVI/Prospect (for so long as AMVI/Prospect is not wholly owned (directly or indirectly) by Borrower or is not precluded by contractual restrictions binding on it at the date of determination from becoming a Loan Party) and (v) Brotman and Subsidiaries of Brotman (for so long as Brotman is not wholly owned (directly or indirectly) by Borrower or is not precluded by contractual restrictions binding on it at the date of determination from becoming a Loan Party).”

“‘Material Contract’ means, with respect to any Person, each contract to which such Person is a party that is material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person; and, in the case of Borrower and its Subsidiaries, which shall include, among other contracts, all Management Agreements and all Capitated Contracts but shall not include, notwithstanding anything in this Agreement to the contrary, the 2010 Agreements.”

“‘Subsidiary’ of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified or the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower and shall include the PMG Parties.  Notwithstanding the foregoing, (i) no Unrestricted Subsidiary shall be deemed to be a Subsidiary of Borrower (or required to become a Loan Party) for any purpose under this Agreement or any other Loan Document and (ii) neither Brotman nor any of its Subsidiaries shall be deemed to be a Subsidiary of Borrower (or required to become a Loan Party) for any purpose under this Agreement or any other Loan Document (except to the extent set forth in Section 6.12 and the proviso to this sentence) for so long as Brotman is not wholly-owned (directly or indirectly) by Borrower or is not precluded by contractual restrictions binding on it at the date of determination from becoming a Loan Party; provided, however, that Brotman and its Subsidiaries shall each be deemed to be a Subsidiary of the Borrower for the purposes of calculating Consolidated Total Leverage Ratio, including the calculation of Consolidated Total Indebtedness and Consolidated EBITDA therein, mutatis mutandis.”

(b)           New Defined Terms.  The following defined terms are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“2010 Agreements” means the Management Services Agreement and the Tax Sharing Agreement.

“Availability” means, for any date of determination, (a) the lesser of (1) the Facility and (2) the Borrowing Base minus (b) the Total Outstandings.

“Beneficial Owner” shall have the meaning given to such terms in Rules 13d-3 and 13d-5 under the Exchange Act.

“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (c) in the case of any partnership, the Board of Directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.

“Consent Effective Date” means December 15, 2010.

“IPO” means the first underwritten public offering by the Borrower, Parent or any other Parent Company of its Equity Interests after the Merger pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Liquidity” means, without duplication, the sum of (a) the Borrower’s and any other Loan Party’s cash and Cash Equivalents that are (i) not subject to a Lien other than duly perfected Liens in favor of the Administrative Agent or the

Collateral Trustee and (ii) not subject to any mandate, restriction or encumbrance established pursuant to Health Care Laws or not maintained or otherwise established or segregated pursuant thereto plus (b) Availability.

“Management Group” means the individuals consisting of the directors, executive officers and other management personnel of Parent, Borrower or its Subsidiaries, as the case may be, on the date of the Merger together with (a) any new directors whose election by such Boards of Directors or whose nomination for election by the shareholders of Parent or its Subsidiaries, as applicable, was approved by a vote of a majority of the directors of Parent or its Subsidiaries, as applicable, then still in office who were either directors on such date or whose election or nomination was previously so approved and (b) executive officers and other management personnel of Parent or its Subsidiaries, as applicable, hired at a time when the directors on such date together with the directors so approved constituted a majority of the directors of Holdings or its Subsidiaries, as applicable.

“Management Services Agreement” means that certain Management Services Agreement, dated as of December 15, 2010, by and between Prospect Green Management, LLC, a Delaware limited liability company and Leonard Green & Partners, L.P., a Delaware limited partnership.

“Merger” means the merger contemplated by the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated August 16, 2010, by and among Parent, Ivy Merger Sub Corp., a Delaware corporation, and the Borrower.

“Parent” means Ivy Intermediate Holdings Inc., a Delaware corporation.

“Parent Company” means a Person (other than any natural person) that directly or indirectly is the Beneficial Owner of 100% of the Equity Interests in Parent.

“Permitted Holders” means (i) the Sponsor, (ii) the Management Group and (iii) any Parent Company of the Borrower.

“Permitted Tax Distributions” means payments, dividends or distributions by the Borrower to Parent or any Parent Company in order to pay consolidated, combined or unitary federal, state or local income taxes (or other similar taxes based on income) attributable to the income of the Borrower and any of its Subsidiaries in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis.

“Specified Equity Contribution’ shall have the meaning given to such term in the definition of Consolidated EBITDA.

“Sponsor” means Leonard Green & Partners, L.P., together with its Affiliates.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of December 15, 2010 between the Borrower, Parent and Ivy Holdings, Inc.

“Unrestricted Subsidiary” means each Subsidiary of the Borrower designated as an Unrestricted Subsidiary pursuant to Section 7.03(g). Schedule 7.03(g) sets forth the Unrestricted Subsidiaries existing on the Consent Effective Date.

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

(c)           Amendments to Section 2.05.  Section 2.05 shall be amended by adding the following language to the end of such section: “For the avoidance of doubt, the repurchase of 2014 Notes pursuant to a change of control offer made in connection with the Merger shall not be deemed to be a mandatory redemption.”

(d)           Amendments to Section 5.11.  Section 5.11 shall be amended by inserting the following language before the “.” at the end thereof: “other than the Tax Sharing Agreement”.

(e)           Amendments to Affirmative Covenants.

(i)            Financial Statements.  Section 6.01 shall be amended by adding the following language at the end of such section:

“All consolidated financial information required to be delivered by Borrower pursuant to this Section 6.01 may be provided in the form of consolidated and consolidating information of Parent (or a Parent Company) and its Subsidiaries as well as all subsidiaries of Parent that are not deemed Subsidiaries for purposes of this Agreement; provided that, any such consolidated balance sheet of Parent or such Parent Company includes a consolidating footnote setting forth in reasonable detail the consolidated financial performance and balance sheet of the Borrower as compared to the consolidated financial performance and balance sheet of Parent or such Parent Company.”

(ii)           Certificates; Other Information. Section 6.02 shall be amended by adding the following language after the words “of Borrower” and before the “;” at the end thereof: “, Parent or Parent Company (if applicable)”.

(f)            Amendments to Negative Covenants.

(i)            Indebtedness.  Section 7.02 shall be amended by (a) deleting the word “and” at the end of clause (j), replacing the “.” at the end of clause (k) with “; and” and adding the following new clause (l):

“(l)          Indebtedness created pursuant to the Merger Agreement.”

(b) inserting the following new paragraph at the end of such Section:

“Notwithstanding anything to the contrary in this Agreement, in no event shall a Guarantee by any Loan Party of the Indebtedness of any Unrestricted Subsidiary be permitted under this Section 7.02.”

(ii)           Investments.  Section 7.03 shall be amended by (a) deleting Section 7.03(g) in its entirety and restating it in its entirety as follows:

“(g)         the formation, purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by Borrower or one or more of the Loan Parties (including as a result of a merger or consolidation); provided that, the Borrower may designate such newly-created or acquired entity as an Unrestricted Subsidiary hereunder (for the avoidance of doubt, unless otherwise stated herein, such Unrestricted Subsidiary shall not be subject to the restrictions, covenants and other provisions of this Agreement) and any such newly-created or acquired Subsidiary that has not been so designated an Unrestricted Subsidiary shall comply with the requirements of Section 6.12 and provided, further, with respect to each formation, purchase or other acquisition made pursuant to this Section 7.03(g):

(i) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Borrower or its Subsidiaries in the ordinary course;

(ii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Borrower and its Subsidiaries, taken as a whole pro forma for such purchase or other acquisition (as determined in good faith by the board of directors (or the persons performing similar functions) of Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iii) [Intentionally omitted];

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, (B) immediately after giving pro forma effect to any such purchase or other acquisition, Liquidity shall be not less than $7,500,000, and (C) immediately after giving effect to such purchase or other acquisition, Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.11(b) and (c) (if applicable), and (D) immediately after giving pro forma effect to such purchase or other acquisition, the Consolidated Leverage Ratio shall be at least 0.25:1.00 below the ratio then required to be maintained pursuant to Section 7.11(a); and provided, further, for purposes of the foregoing subclauses (C) and (D) in this clause (v), such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby;

(v) at the time such purchase or other acquisition is initially announced, such purchase or other acquisition is made with the permission of the Board of

Directors of the Person from whom such purchase or other acquisition is being made; and

(vi) Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this subsection (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition; notwithstanding the foregoing, it is hereby acknowledged and agreed that Prospect Green Management, LLC, which was formed prior to the Consent Effective Date, is an Unrestricted Subsidiary for all purposes hereunder; ”;

(b)           deleting Section 7.03(i) in its entirety and restating it in its entirety as follows:

“(i)          so long as no Default or Event of Default has occurred and is continuing, Investments by the Borrower in Brotman in the form of one or more senior unsecured loans in an aggregate principal amount not exceeding $15,000,000; provided that immediately after giving effect to any such Investment, Liquidity shall be not less than $7,500,000; provided, further, that such Investments can exceed $15,000,000 if such Investments in excess of $15,000,000 are funded solely with the proceeds of Equity Interests of the Borrower issued after the date hereof, and provided, further, that in each case such Investments are evidenced by a promissory note (it being agreed that all such loans may be evidenced by a single global note) that has been duly pledged and delivered to the Collateral Trustee pursuant to the Collateral Agreement;”

(c)           deleting the word “and” at the end of clause (j);

(d)           deleting Section 7.03(k) in its entirety and restating it in its entirety as follows:

“(k)        so long as no Default or Event of Default has occurred and is continuing, other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower; provided, however, that if the amount of Investments under this subsection (k) permitted to be made in any fiscal year of the Borrower exceeds the amount actually made, up to $2,500,000 of such excess may be carried forward to the next succeeding fiscal year; and provided, further, that any Investments made under this subsection (k) in such next succeeding fiscal year shall be applied first to such authorized Investment amount under this subsection (k) (and not to such carry forward amount, if any); and”

(e)           adding the following new clause (l):

“(l)          (i) so long as no Default or Event of Default has occurred and is continuing, Investments in Unrestricted Subsidiaries in order to make payments under the 2010 Agreements provided that the payments of such amounts would not violate Section 7.08(f) (after giving effect to any payments made in respect thereof by the Borrower and its Subsidiaries) and (ii) Investments in Unrestricted

Subsidiaries in order to make payments pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and such Unrestricted Subsidiary and in any event in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and such Unrestricted Subsidiary on a stand-alone basis.”

(f)            inserting the following new paragraph at the end of such Section:

“Any Investment made by a Loan Party in an Unrestricted Subsidiary (other than Investments permitted under Section 7.03(l)) shall be treated as an Investment, to the extent permitted, under Section 7.03(k).”

(iii)          Fundamental Changes.  Section 7.04 shall be amended by deleting the phrase “so long as no Default exists or would result therefrom” at the end of the first paragraph, deleting the word “and” at the end of clause (c), replacing the “.” at the end of clause (d) with “; and” and adding the following new clause (e):

“(e)         the Merger and the other transactions contemplated by the Merger Agreement shall be permitted.”

(iv)          Restricted Payments.  Section 7.06 shall be amended by deleting the phrase “, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions” at the end of the first paragraph, and adding the following new clauses:

“(f)          the Borrower may (i) pay the Option Merger Consideration (as defined in the Merger Agreement) as required pursuant to the terms of the Merger Agreement in an aggregate amount not in excess of $21,000,000 (it being understood that, substantially simultaneously with such payment, Borrower will receive cash proceeds of an amount that is at least equal to such payment from the sale of shares of its common stock) and (ii) pay fees and expenses related to the Merger in an aggregate amount (together with any such fees and expenses referred to in clause (a)(vii) of the definition of Consolidated EBITDA) not in excess of $20,000,000;

(g)           payments to Parent (or any Parent Company) in order to make the payments described in clause (f) of the first proviso to Section 7.08 below;

(h)           payments to Parent (or any Parent Company) to permit Parent (or such Parent Company), and the subsequent use of such payments by Parent (or such Parent Company), to repurchase or redeem Equity Interests of Parent (or such Parent Company) held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Parent Company, Parent, the Borrower or any other Loan Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (i) $1.0 million (and such portion of the $1.0 million not used in any fiscal year may be carried forward to the subsequent fiscal years), plus (ii) the amount of any net cash proceeds received by or contributed to the equity of the Borrower from the issuance and sale of its Equity Interests (or Equity Interests of Parent or any Parent Company) to officers, directors or employees of Parent, any Parent Company or any Loan Party, plus (iii) the net cash proceeds of any “key-man” life insurance policies of any Loan Party that have not been used to make any repurchases, redemptions or payments under this clause (f); and

(i)            (A) payments by the Borrower to or on behalf of Parent or any Parent Company in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Parent or such Parent Company, (B) payments by the Borrower, in an aggregate amount not in excess of $2,000,000 in any fiscal year, to or on behalf of Parent or any Parent Company in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Parent or such Parent Company and (C) Permitted Tax Distributions by the Borrower to Parent or any Parent Company, so long as Parent or such Parent Company uses such distributions to pay its taxes promptly following receipt.”

(v)           Affiliate Transactions.  Section 7.08 shall be amended and restated in its entirety as follows:

“SECTION 7.08       Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on terms substantially as favorable to the respective Loan Party or Pledged Subsidiary as would be obtainable by such Loan Party or such Pledged Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties, (b) the sale of certain land and assets of Brotman to JHA West 16, LLC pursuant to the exercise of any purchase option by JHA West 16, LLC in accordance with the terms of the Brotman/JHA Purchase Option Agreement as in effect on the Closing Date, (c) Investments permitted under Section 7.03 and Restricted Payments permitted under Section 7.06, (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (such as retirement, health, stock option and other benefit plans), including issuances of securities, payments, awards and grants of securities or options pursuant thereto) and indemnification arrangements, in each case approved by the Board of Directors of Borrower; (e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents; (f) so long as no Default exists, the payment of amounts due under, and at the times specified in, the 2010 Agreements, as in effect on the date of the Merger or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on such date; provided that annual management fees payable under the Management Services Agreement and this clause (f) shall in any event not exceed $1.0 million per fiscal year; (g) distributions to a Subsidiary or an Unrestricted Subsidiary in order to make the payments described in clause (f) above; (h) (i) sales Equity Interests of the Borrower to Affiliates not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith and (ii) sales of Equity Interests any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the

Borrower; (i) any transaction with an Affiliate where the only consideration paid consists of Equity Interest of the Borrower, Parent or a Parent Company; (j) transactions that an independent financial institution has determined are on terms and conditions at least as favorable to the Borrower or a Loan Party as would reasonably be obtained by such Person at that time in a comparable arm’s-length transaction with a person other than an Affiliate of the Borrower; (k) the Merger, the other transactions contemplated by the Merger Agreement, and the payment of fees and expenses related thereto; and (l) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries and in any event in an amount not to exceed the income tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis.”

(vi)          Prepayments, Etc. of Indebtedness; Payments and Prepayments of the 2014 Notes.  Section 7.15 shall be amended by deleting the word “and” at the end of clause (ii), replacing the “.” at the end of clause (iii) with “; and” and adding the following new clause (iv):

“(iv)        purchases of the 2014 Notes pursuant to a change of control offer made in connection with the Merger.”

(vii)         Treatment of Certain Information; Confidentiality. Section 10.07 shall be amended by replacing the second paragraph thereof in its entirety with the following:

“For purposes of this Section, ‘Information’ means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, the Sponsor or the Merger, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.”

(g)           Amendments to Schedules.

(i)            Parts (b) and (c) of Schedule 5.13 are hereby replaced in their entirety with the information listed in Parts (b) and (c) of Schedule 5.13 attached hereto.

(ii)           Schedule 7.03(g) attached hereto is hereby deemed to be attached to and incorporated into the Credit Agreement.

SECTION 1.3                 Effectiveness of Consent and Agreement.  This Consent shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default nor as a waiver of any breach or default of which the Lenders have not been informed by the Loan Parties, (b) affect the right of the Lenders to demand compliance by the Loan Parties with all terms and conditions of the Credit Agreement, except as specifically consented to pursuant to the terms hereof, (c) be deemed a waiver of any transaction or future action on the part of the Loan Parties requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

SECTION 1.4               Agreements Regarding Deposit Accounts.  In connection with the transfer of the Loan Parties’ Deposit Accounts from Bank of America, NA (such Deposit Accounts, the “BofA Deposit Accounts”) to certain other financial institutions, upon receipt by the Administrative Agent of a copy of a certificate delivered by the applicable Loan Party to Bank of America, NA to the effect that (i) the balance of a BofA Deposit Account is $0.00, (ii) all checks and deposits with respect to such BofA Deposit Account have cleared and (iii) there are no reconciling items with respect to such BofA Deposit Account, the Administrative Agent may consent to the closure of such BofA Deposit Account.

ARTICLE 2

CLOSING CONDITIONS

SECTION 2.1               Closing Conditions.  This Consent shall become effective as of the day and year set forth above (the “Consent Effective Date”) upon satisfaction (or waiver) of only the following conditions:

(a)           Executed Consent.  The Administrative Agent shall have received a copy of this Consent duly executed by each of the Loan Parties, the Required Lenders and the Administrative Agent.

(b)           Fees and Expenses.  The Administrative Agent shall have received from the Borrower all other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby, including, without limitation, (i) the fees and expenses of Shearman & Sterling LLP, in each case for which a reasonably detailed invoice shall have been presented at least one business day prior to the Consent Effective Date and (ii) the fees set forth in one or more Consent Fee Letters dated on or about the date hereof between the Borrower and the respective Lender or Lenders party thereto.

(c)           Merger.  The merger contemplated by the Merger Agreement shall have occurred.

(d)           Credit Support Arrangement.  The Administrative Agent shall have received evidence that Leonard Green & Partners, L.P. or an affiliate thereof has entered into a credit support arrangement reasonably satisfactory to the Administrative Agent in respect of any potential mandatory redemption of the 2014 Notes in connection with the Merger.

ARTICLE 3

MISCELLANEOUS

SECTION 3.1               Representations and Warranties of Loan Parties.  Each of the Loan Parties represents and warrants as follows:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Consent.

(b)           This Consent has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Consent.

(d)           After giving effect to this Consent, the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects as of the date hereof except for those which expressly relate to an earlier date.

(e)           After giving effect to this Consent, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)            The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent or the Collateral Trustee, as the case may be, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents.

SECTION 3.2               Reaffirmation of Loan Documents.  Each Loan Party hereby ratifies each of the Loan Documents to which it is party and acknowledges and reaffirms that it is bound by all terms of each Loan Document applicable to it.

SECTION 3.3               Loan Document Pursuant to Credit Agreement.  This Consent is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.  Each party to this Consent hereby agrees that a breach of the terms of this Consent by any Loan Party shall constitute an immediate Event of Default pursuant to the Credit Agreement.

SECTION 3.4               Reference to Agreement.  Each of the Loan Documents, including the Credit Agreement and the Guaranty, and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement, whether direct or indirect, shall mean a reference to the Credit Agreement as amended hereby.

SECTION 3.5               Further Assurances.  The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Consent.

SECTION 3.6               No Actions, Claims, Etc.  Each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

SECTION 3.7               General Release.  In consideration of the Administrative Agent entering into this Consent, each Loan Party hereby releases the Administrative Agent, the Lenders and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damage and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.

SECTION 3.8              GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.9               Counterparts.  This Consent may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Consent by facsimile or other electronic means of written communication shall be effective as an original and shall constitute a representation that an original shall be delivered.

SECTION 3.10             Successors and Assigns.  This Consent shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 3.11             Entirety. This Consent and the other Loan Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Consent to be duly executed and delivered as of the date first above written.

BORROWER:

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Chief Executive Officer

Prospect: Consent & Agreement

GUARANTORS:

ALTA HOSPITALS SYSTEM, LLC

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

ALTA HOLLYWOOD HOSPITALS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: President

ALTA LOS ANGELES HOSPITALS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: President

GENESIS HEALTHCARE OF SOUTHERN CALIFORNIA, INC., A MEDICAL GROUP

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

POMONA VALLEY MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Vice President

PROMED HEALTH CARE ADMINISTRATORS

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Vice President

Prospect: Consent & Agreement

PROMED HEALTH SERVICES COMPANY

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Vice President

PROSPECT HOSPITAL ADVISORY SERVICES, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Chief Executive Officer

PROSPECT HEALTH SOURCE MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

PROSPECT MEDICAL SYSTEMS, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Chairman

PROSPECT NWOC MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

Prospect: Consent & Agreement

PROSPECT PROFESSIONAL CARE MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

STARCARE MEDICAL GROUP, INC.

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Senior Vice President

UPLAND MEDICAL GROUP, A PROFESSIONAL MEDICAL CORPORATION

By:	/s/ Samuel S. Lee
Name: Samuel S. Lee
Title: Vice President

Prospect: Consent & Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Ann Hurley
Name: Ann Hurley
Title: Manager, Agency

Prospect: Consent & Agreement

LENDERS:

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Mustafa S. Topiwalla
Name: Mustafa S. Topiwalla
Title: Authorized Signatory

Prospect: Consent & Agreement

JEFFERIES FINANCE LLC, as a Lender

By:	/s/ E.J. Hess
Name: E. J. Hess
Title: Managing Director

Prospect: Consent & Agreement